Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No. 2 to the Registration Statement on Form S-1 of McAfee Corp. of our report dated March 5, 2020, except for the effects of disclosing earnings per unit information discussed in Note 18 to the consolidated financial statements, as to which the date is August 17, 2020, and except for the effects of the unit split discussed in Note 20 to the consolidated financial statements, as to which the date is October 13, 2020, relating to the financial statements of Foundation Technology Worldwide LLC, which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

San Jose, California

October 13, 2020